UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                         Date of Report: March 25, 2003





                          McDERMOTT INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




     REPUBLIC OF PANAMA                    1-8430              72-0593134
--------------------------------------------------------------------------------
 (State or other jurisdiction           (Commission)          (IRS Employer
     of incorporation)                    File No.)          Identification No.)





1450 Poydras Street, New Orleans, Louisiana                     70112-6050
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)





Registrant's Telephone Number, including Area Code:  (504) 587-5400
                                                     --------------

Item 5.  OTHER EVENTS

         In a press release dated March 24, 2003,



     McDermott International, Inc. (NYSE: MDR) ("McDermott" or the "Company") today reported a net loss of $184.5 million, or $2.94 loss per diluted share, on revenues of $448.1 million for the fourth quarter of 2002, compared to a net loss of $42.9 million, or $0.70 loss per diluted share, on revenues of $436.0 million for the same quarter last year.
     "Once again, our quarterly results were dominated by additional costs associated with the EPIC spar projects, principally due to the requirement to repaint the Devils Tower topsides. As a result, the Devils Tower completion has been delayed and additional costs incurred. Fabrication of the Medusa hull was completed during the quarter and installed in the Gulf of Mexico in February. The Medusa topsides are substantially complete and are scheduled for installation during the second quarter of this year," said Bruce W. Wilkinson, chairman of the board and chief executive officer of McDermott.
     "Our operating performance and financial results during 2002 were unacceptable. We have, however, taken actions that should enable us to transform the opportunities we have in our major business segments into value for our shareholders. I truly believe that we have the right people in leadership positions, and that we have taken the actions necessary to solidify and turn around our business in 2003 and to create a platform for growth in 2004 and beyond," Wilkinson said.

     The 2002 fourth quarter results include, among other things, the following:

    -- Charges totaling $47.2 million, or $0.75 loss per diluted share, relating to additional costs on the EPIC spar projects ("Spar Projects") of J. Ray McDermott ("J. Ray");

    -- Charges totaling $15 million, or $0.24 loss per diluted share, relating to restructuring charges for J. Ray's Western
        Hemisphere marine operations, including the impairment of certain assets; $13.0 million of the charge is noncash;

    -- Charge of $110 million, or $1.75 loss per diluted share, resulting from the net estimated costs of settlement of The Babcock & Wilcox Company ("B&W") bankruptcy proceedings; the net estimated costs include related income tax expense of $23.6 million on estimated benefits expected to be received by the Company as a result of the settlement of the B&W bankruptcy proceedings; and

    -- Income tax expense of $24.5 million, which includes the $23.6 million income tax expense discussed above and income taxes on the Company's U.S. operations. The Company received little or no income tax benefit from the majority of the losses it incurred during the fourth quarter.

     For the full year 2002, the Company reported a net loss of $776.4 million, or $12.55 loss per diluted share, on revenues of $1.7 billion, compared to a net loss of $20.0 million, or $0.33 loss per diluted share, on revenues of $1.9 billion for the full year of 2001.
     The net loss for the full year of 2002 includes, among other things, the following:

    -- Pre-tax charges totaling $149 million ($135 million after tax, or $2.18 loss per diluted share) relating to additional costs deterioration on the Spar Projects of J. Ray;

    -- Charges totaling $15 million, or $0.24 loss per diluted share, relating to restructuring charges for J. Ray's Western
        Hemisphere marine operations, including the impairment of certain assets; $13.0 million of the charge is noncash;

    -- Noncash charge of $313 million, or $5.06 loss per diluted share, reflecting an impairment of J. Ray's goodwill, which was recorded in the third quarter;

    -- Charge of $110 million, or $1.78 loss per diluted share, resulting from the estimated costs of settlement of the B&W bankruptcy proceedings; the net estimated costs include related income tax expense of $23.6 million on estimated benefits expected to be received by the Company as a result of the settlement of the B&W bankruptcy proceedings;

    -- Noncash charge in the amount of $220.9 million, or $3.57 loss per diluted share, relating to the write-off of the Company's investment in B&W and other related assets during the second quarter; and

    -- Income tax expense of $15.1 million, which includes the $23.6 million income tax expense discussed above and income taxes on the Company's U.S. operations, partially offset by tax benefits on some of the Company's operating losses incurred during the year. The Company received little or no income tax benefit on the goodwill impairment charge, the write-off of its investment in B&W or the net pre-tax provision of $86.4 million for the estimated costs of settlement of the B&W Chapter 11 proceedings.

    LIQUIDITY

     As previously disclosed, the Company refinanced its credit facilities on February 10, 2003, resulting in a $180 million single facility for the Company and its subsidiaries, with sublimits on the amounts available to J. Ray and BWXT. With the new credit facility, our liquidity situation has improved, but the Company and J. Ray are still faced with issues that will continue to negatively affect our liquidity for at least the remainder of 2003.
     As of March 19, 2003, the Company's available liquidity under the new facility was $37 million, with total liquidity of $163 million for the Company. If the Company were to use the full $37 million as short-term borrowings under the new credit facility, the Company would have approximately $8.3 million available as additional letters of credit capacity at March 19, 2003.
     Due primarily to the losses incurred on the Spar Projects, the Company expects J. Ray to experience negative cash flows during 2003. Completion of the Spar Projects has and will continue to put a strain on J. Ray's liquidity. J. Ray intends to fund its cash needs through borrowings under the new credit facility, intercompany loans from McDermott and sales of non-strategic assets including certain marine vessels. However, if J. Ray experiences additional significant costs on the Spar Projects or any other projects that are unanticipated, the Company may be unable to fund all of its anticipated operating and capital needs and may have to pursue other financing options which may or may not be available to them.

     BUSINESS SEGMENT INFORMATION

     Attached to the earnings release is a schedule which reports financial information by business segment. The Company disposed of its Industrial Operations segment during 2002. The following is a discussion of the performance of each of the Company's business segments:

     Marine Construction Services Segment

     The Marine Construction Services segment consists of J. Ray McDermott and its subsidiaries. This segment reported a $37.6 million increase in revenues to $283.5 million in the 2002 fourth quarter, compared to $245.9 million in the same quarter last year. This 15% increase in revenues resulted primarily from the Phase 1 contracts for fabrication of an integrated topside and pipeline installation in the Azerbaijan sector of the Caspian Sea, fabrication of topsides in Morgan City and the Spar Projects. These activities were partially offset by reduced marine activity in the Gulf of Mexico.
     Although revenues increased, Marine Construction Services reported a segment operating loss, before equity in income from investees, of $76.4 million in the 2002 fourth quarter, compared to an operating loss of $1.0 million in the same quarter last year. J. Ray recorded charges totaling $47.2 million relating to cost overruns, schedule delays and higher than expected additional future costs to complete the Spar Projects, all of which continue to be in a loss position. J. Ray also experienced losses on three pipeline projects in the Gulf of Mexico, primarily as a result of poor operational performance, and on a South American project, primarily as a result of fabrication cost overruns at its Mexican facility. The operating loss for the fourth quarter of 2002 also included operating costs associated with the underutilization of marine equipment in, and restructuring charges for, J. Ray's Western Hemisphere marine operations. Partially offsetting these losses were two fabrication and marine installation projects in Southeast Asia, a topsides fabrication and pipeline installation project in the Azerbaijan sector of the Caspian Sea, reduced general and administrative expenses and a favorable adjustment of a reserve for potential settlement of certain litigation. The 2001 fourth quarter included amortization of goodwill of $4.5 million. No amortization of goodwill was recorded in 2002 due to the adoption of FAS 142 by the Company.
     The net loss on asset disposals and impairments in the 2002 fourth quarter is due primarily to noncash impairment charges for assets used in J. Ray's Western Hemisphere marine operations.
     J. Ray's backlog, which included $345 million relating to uncompleted work on the Spar Projects, was $2.1 billion at December 31, 2002, compared to $2.0 billion at September 30, 2002 and $1.8 billion at December 31, 2001.

     Government Operations Segment

     The Government Operations segment, which consists primarily of BWX Technologies, Inc. ("BWXT"), reported a $44.0 million increase in revenues to $164.7 million for the 2002 fourth quarter, compared to $120.7 million in the same quarter last year. This 36% increase was primarily attributable to higher volumes from the manufacture of nuclear components for certain U.S. government programs and higher revenues from a facilities management services contract with the U.S. Department of Energy ("DOE") that is not operated through a joint venture. Partially offsetting the increased revenues were lower volumes from commercial nuclear environmental services.

     Segment operating income, before equity in income from investees, decreased $1.6 million to $5.6 million in the 2002 fourth quarter. The decrease is primarily due to lower margins from the manufacture of nuclear components for certain U.S. government programs resulting from contract rate adjustments and higher facility management oversight costs. Additionally, this segment experienced higher costs resulting from the decentralization of research and development to McDermott's other business units and increased spending on certain research and development projects being performed by BWXT in conjunction with the DOE. The lower margins and higher costs were partially offset by higher volumes from the manufacture of nuclear components for certain U.S. government programs.
     Equity in income from investees includes joint ventures through which BWXT performs facilities management services for certain DOE sites. Equity in income from investees increased $2.7 million to $8.8 million in the 2002 fourth quarter, compared to $6.1 million in the same quarter last year. The increase was primarily due to the timing of performance-based earnings from a facilities management services contract with the DOE.
     Backlog in the Government Operations segment increased to $1.7 billion at December 31, 2002, compared to $949 million at September 30, 2002 and $1.0 billion at December 31, 2001. The increase in backlog at the end of 2002 was due primarily to bookings of manufacturing contracts that were originally forecasted in 2003.

     Power Generation Systems Segment

     The Power Generation Systems segment consists primarily of Babcock & Wilcox Volund ApS ("Volund"). On October 11, 2002, the Company sold Volund to B&W for consideration including the funding of the repayment of approximately $14.5 million of principal and interest on a loan owed by Volund to McDermott. The purchase price is subject to adjustment depending on the final resolution of an ongoing project. The gain or loss on the sale will not be recognized until final resolution of the B&W Chapter 11 proceedings.

     Corporate

     Corporate expenses increased $8.4 million to $3.3 million for the 2002 fourth quarter, compared to $5.1 million of income in the same quarter last year. The increase was due primarily to the recognition of pension expense in the 2002 fourth quarter compared to pension income in the 2001 fourth quarter. Lower legal and professional service expenses related to the B&W Chapter 11 proceedings partially offset these increases.

     OTHER FINANCIAL INFORMATION

     Other Income and Expense

     Interest income decreased $2.2 million to $1.7 million in the 2002 fourth quarter, compared to the same quarter last year. Interest expense decreased by $5.4 million to $2.6 million in the 2002 fourth quarter compared to the same quarter last year. The decrease in interest income is due primarily to a decrease in investments that were used to repay certain debt obligations in the first quarter of 2002, including the related tax payments, and to prevailing interest rates. The decrease in interest expense is due primarily to a reduction in prevailing interest rates and the repayment of debt.

     Other-net decreased by $6.5 million to an expense of $2.9 million in the 2002 fourth quarter, compared to income of $3.6 million in the same quarter last year. The decrease was due primarily to miscellaneous income recorded in the 2001 fourth quarter totaling approximately $3.5 million for an accrual reversal for rent expense on one of the Company's facilities. In addition, the 2002 fourth quarter included $2.4 million of expense relating to the write-off of certain assets of the Company.

     Goodwill Impairment

     Due to the deterioration in J. Ray's financial performance during the third quarter of 2002 and revised expectations concerning J. Ray's future earnings and cash flow, the Company tested J. Ray's goodwill for impairment as of September 30, 2002. With the assistance of an independent consultant, the Company determined that it was probable that a goodwill impairment loss had occurred, and in the third quarter of 2002, recorded an estimated impairment charge of $313 million, representing the total amount of goodwill on J. Ray's books. During the 2002 fourth quarter, the Company completed its measurement of the potential loss and concluded that no adjustment to the estimated loss was required.

     The Babcock & Wilcox Company

     The Company wrote off its investment in B&W during the second quarter of 2002 and has not consolidated B&W with its financial results since the Chapter 11 bankruptcy filing in the first quarter of 2000. Based on the filing of a joint plan of reorganization with the bankruptcy court on December 19, 2002 and on recent positive developments in the settlement negotiations, the Company determined that a liability related to the proposed settlement is probable and that the value is reasonably estimable. Accordingly, at December 31, 2002, the Company established an estimate for the cost of the settlement of the B&W bankruptcy proceedings of $110.0 million, including related income taxes of $23.6 million.
     B&W's revenues decreased $9.2 million to $396.4 million in the 2002 fourth quarter, compared to $405.6 million in the same quarter last year. The net loss increased to $250.8 million in the 2002 fourth quarter, compared to $4.2 million in the same quarter last year. The net loss for the 2002 fourth quarter included a $286.5 million increase in B&W's asbestos liability as a result of the settlement negotiations and the determination that the settlement now appears probable.

     Pension Plans

     As a result of the downturn in the stock market and the decline in interest rates, the Company was required to record an additional minimum pension liability, which resulted in a decrease to stockholders' equity of $451.8 million as of December 31, 2002. The Company has met its total minimum funding requirement of $21.1 million for 2002, of which approximately $11.2 million relates to the 2002 pension plan year.
     Pension expense for 2003 for the Company's defined benefit plans is expected to be approximately $86.8 million with an approximate $8.6 million minimum funding requirement in 2003 for one of the Company's defined benefit plans.

     Earnings Guidance

     For the full year of 2003, the Company reaffirms its earnings guidance to be in the range of breakeven to a loss of $0.05 per diluted share. The 2003 guidance includes the $86.8 million pension expense described above.

     OTHER INFORMATION

     About the Company

     McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
     In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that statements in this press release which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. The forward-looking statements in this press release include, among other things, statements about the Company's and J. Ray's liquidity, earnings guidance for the full year 2003, the estimated costs and timing to complete the Spar Projects, the estimated charges for the proposed settlement of the B&W Chapter 11 based on current negotiations, the probability of that proposed settlement, the projected pension expense for 2003 and the steps taken to solidify and turn around the Company's business in 2003 and provide a platform for growth in 2004 and beyond. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual and quarterly reports filed with the Securities and Exchange Commission.

Conference Call to Discuss Press Release

Date:     Tuesday, March 25, 2003 at 10:00 a.m. EST (9:00 a.m. CST)

Webcast:  Investor Relations' section of website at www.mcdermott.com

Dial-in:  (USA) (888) 428-4479 or (International) (651) 291-0344

Replay:   March 25, 2003 beginning at 5:00 p.m. EST (4:00 p.m. CST)
          (USA) (800) 475-6701 or (International) (320) 365-3844
          Access code 675828



                    McDERMOTT INTERNATIONAL, INC.
                     BUSINESS SEGMENT INFORMATION
                            (In thousands)


                         THREE MONTHS ENDED     TWELVE MONTHS ENDED
REVENUES:                12/31/02   12/31/01    12/31/02    12/31/01
---------------------  -----------  ---------  ----------  ----------
                             (Unaudited)
Marine Construction
 Services             $   283,494  $ 245,923  $1,148,041  $  848,528
Government Operations     164,666    120,715     553,827     494,018
Industrial Operations           0     55,172           0     507,262
Power Generation
 Systems                        0     14,292      46,881      47,778
Adjustments and
 Eliminations                 (12)      (125)        (68)       (638)
---------------------  -----------  ---------  ----------  ----------

  Total Revenues      $   448,148  $ 435,977  $1,748,681  $1,896,948
=====================  ===========  =========  ==========  ==========

OPERATING INCOME (LOSS):
------------------------

Segment Operating
 Income (Loss):

Marine Construction
 Services                 (76,392)    (1,020)   (162,626)     14,506
Government Operations       5,641      7,209      34,600      29,320
Industrial Operations           0      2,782           0       9,928
Power Generation
 Systems                     (228)      (869)     (2,825)     (3,656)
---------------------  -----------  ---------  ----------  ----------

  Segment Operating
   Income (Loss)          (70,979)     8,102    (130,851)     50,098
---------------------  -----------  ---------  ----------  ----------

Gain (Loss) on Asset
 Disposal and
 Impairments-Net:

Marine Construction
 Services                  (8,149)    (4,296)   (320,945)     (3,624)
Government Operations          87       (904)         88        (128)
Industrial Operations           0         (1)          0          13
Power Generation
 Systems                        0          0           0           0
---------------------  -----------  ---------  ----------  ----------

  Segment Loss on
   Disp/Impairments        (8,062)    (5,201)   (320,857)     (3,739)
---------------------  -----------  ---------  ----------  ----------

Income from Investees:

Marine Construction
 Services                   4,065      4,394       5,311      10,442
Government Operations       8,819      6,136      24,645      23,004
Industrial Operations           0          1           0          43
Power Generation
 Systems                      387       (477)     (2,264)        604
---------------------  -----------  ---------  ----------  ----------

  Income from
   Investees               13,271     10,054      27,692      34,093
---------------------  -----------  ---------  ----------  ----------

Segment Income (Loss):

Marine Construction
 Services                 (80,476)      (922)   (478,260)     21,324
Government Operations      14,547     12,441      59,333      52,196
Industrial Operations           0      2,782           0       9,984
Power Generation
 Systems                      159     (1,346)     (5,089)     (3,052)
---------------------  -----------  ---------  ----------  ----------

  SEGMENT INCOME
   (LOSS)                 (65,770)    12,955    (424,016)     80,452
---------------------  -----------  ---------  ----------  ----------

Write-off of
 investment in B&W              0          0    (224,664)          0
Other unallocated               0          0      (1,452)          0
Corporate                  (3,325)     5,110     (23,628)     (5,080)

---------------------  -----------  ---------  ----------  ----------

  OPERATING INCOME
   (LOSS)             $   (69,095) $  18,065  $ (673,760) $   75,372
=====================  ===========  =========  ==========  ==========



                     MCDERMOTT INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENT OF LOSS
                      (Unaudited; in thousands)


                                                  THREE MONTHS ENDED
                                                12/31/02     12/31/01

Revenues                                     $   448,148  $   435,977
-------------------------------------------- ------------ ------------
Costs and Expenses:
 Cost of operations                              481,018      375,449
Losses on Asset Disposals
  and Impairments - net                            8,062        5,201
 Selling, general and
  administrative expenses                         41,434       47,316
-------------------------------------------- ------------ ------------

  Total Cost and Expenses                        530,514      427,966
-------------------------------------------- ------------ ------------

 Equity in income (loss) of investees             13,271       10,054
-------------------------------------------- ------------ ------------

   Operating Income                              (69,095)      18,065
-------------------------------------------- ------------ ------------
Other Income (Expense):
 Interest income                                   1,680        3,874
 Interest expense                                 (2,607)      (8,011)
 Minority interest                                  (806)           -
Loss on B&W settlement                           (86,377)           -
Gain on sale of MECCL                                  -       27,996
 Other-net                                        (2,866)       3,645
-------------------------------------------- ------------ ------------

  Total Other Income (Expense)                   (90,976)      27,504
-------------------------------------------- ------------ ------------
Income (Loss) from Continuing Operations
 before Provision for
 Income Taxes and Extraordinary Item            (160,071)      45,569

Provision for Income Taxes                        24,458       90,495
-------------------------------------------- ------------ ------------

Loss from Continuing Operations
   before Extraordinary Item                    (184,529)     (44,926)

Income from Discontinued Operations                    -        1,199
-------------------------------------------- ------------ ------------

Loss before Extraordinary Item                  (184,529)     (43,727)

Extraordinary Item                                     -          835
-------------------------------------------- ------------ ------------

Net Loss                                     $  (184,529) $   (42,892)
============================================ ============ ============

Loss per share:
  Basic
    Loss from Continuing Operations
       before Extraordinary Item             $     (2.94) $     (0.73)
    Net Loss                                       (2.94)       (0.70)
  Diluted:
    Loss from Continuing Operations
      before Extraordinary Item                    (2.94)       (0.73)
    Net Loss                                 $     (2.94) $     (0.70)
============================================ ============ ============

Weighted Average Shares
  Basic                                       62,682,376   61,157,046
  Diluted                                     62,682,376   61,157,046
============================================ ============ ============


                     McDERMOTT INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF LOSS

                                              Year Ended December 31,
                                                   2002        2001
                              (In thousands, except per share amounts)

Revenues                                       $1,748,681  $1,896,948
---------------------------------------------- ----------- -----------
Costs and Expenses:
  Cost of operations                            1,744,138   1,657,889
  Loss on write-off of investment in The
   Babcock & Wilcox Company                       224,664           -
  Impairment of J. Ray McDermott, S.A.
   goodwill                                       313,008           -
  Losses (gains) on asset disposals and
   impairments - net                                7,849       3,739
  Selling, general and administrative expenses    160,474     194,041
---------------------------------------------- ----------- -----------
                                                2,450,133   1,855,669
---------------------------------------------- ----------- -----------

Equity in Income (Loss) from Investees             27,692      34,093
---------------------------------------------- ----------- -----------

Operating Income (Loss)                          (673,760)     75,372
---------------------------------------------- ----------- -----------

Other Income (Expense):
  Interest income                                   8,560      19,561
  Interest expense                                (15,124)    (39,663)
  Estimated loss on The Babcock & Wilcox
   Company bankruptcy settlement                  (86,377)          -
  Gain on sale of McDermott Engineers &
     Constructors (Canada) Ltd.                         -      27,996
  Curtailments and settlements of
     employee benefit plans                             -      (4,000)
  Other-net                                        (4,440)      6,641
---------------------------------------------- ----------- -----------
                                                  (97,381)     10,535
---------------------------------------------- ----------- -----------
Income (Loss) from Continuing Operations
  before Provision for Income Taxes
  and Extraordinary Item                         (771,141)     85,907

Provision for Income Taxes                         15,063     110,329
---------------------------------------------- ----------- -----------

Loss from Continuing Operations
  before Extraordinary Item                      (786,204)    (24,422)

Income from Discontinued Operations                 9,469       3,565
---------------------------------------------- ----------- -----------

Loss before Extraordinary Item                   (776,735)    (20,857)

Extraordinary Gain on Debt Extinguishment             341         835
---------------------------------------------- ----------- -----------

 Net Loss                                      $ (776,394) $  (20,022)
---------------------------------------------- ----------- -----------

Loss per Common Share:
  Basic:
     Loss from Continuing Operations
          before Extraordinary Item            $   (12.71) $    (0.40)
     Net Loss                                  $   (12.55) $    (0.33)
  Diluted:
     Loss from Continuing Operations
          before Extraordinary Item            $   (12.71) $    (0.40)
     Net Loss                                  $   (12.55) $    (0.33)
---------------------------------------------- ----------- -----------

Cash Dividends:
  Per Common Share                             $        -  $        -
---------------------------------------------- ----------- -----------

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                                                McDERMOTT INTERNATIONAL INC.






                                                By:     /s/Thomas A. Henzler
                                                   -----------------------------
                                                     Thomas A. Henzler
                                                     Vice President
                                                     and Corporate Controller





March 25, 2003